Exhibit 10.1

December 11, 2018

Mr. Peter Holt

Dear Peter:

This letter agreement (this “Letter Agreement”) sets forth the terms and conditions of your compensation package and your at-will employment arrangement as President and Chief Executive Officer (“CEO”) of The Joint Corp. (the “Company” or “The Joint”). After you have reviewed the terms of this Letter Agreement, please sign below to signify your acceptance.

Position

In your capacity as CEO, you will have the duties, responsibilities and authority as set forth in the Joint’s bylaws and as from time to time assigned by its Board of Directors

Term

The Letter Agreement (i) shall be effective as of January 1, 2019 (“Effective Date”), (ii) shall remain effective for one year (the “Initial Term”) and (iii) shall automatically renew for successive one-year terms (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless at least sixty (60) days before the end of the then-current Term either party notifies the other party in writing of its or his desire not to renew. Notwithstanding the foregoing, either party my terminate this Agreement at any time upon written notice to the other party, in accordance with the section entitled “At Will Employment/Termination,” below.

Performance

While employed by the Company, you shall render your services diligently, faithfully and to the best of your ability, and shall devote substantially all of your working time, energy, skill and best efforts to the performance of your duties hereunder, in a manner that will further the business and interests of the Company.

While employed by the Company, you shall not be engaged in any business activity which, in the reasonable judgment of the Board, conflicts your duties hereunder. In the event that you desire to serve on the board of directors with any entity other than the Company, you shall first obtain the consent of the Company’s Board of Directors, which consent shall not be unreasonably withheld.

Compensation

Effective January 1, 2019, your annual base salary has been set at the rate of Four Hundred Ten Thousand Dollars ($410,000) (“Base Salary”). The Base Salary is payable in accordance with the Company’s regular payroll schedule and subject to appropriate withholdings and deductions.

During your employment, you will be eligible to participate in the Company’s Short-Term Incentive Plan (“STIP”) with a target amount equal to fifty percent (50%) of your Base Salary. Bonus payments will be determined after the completion of The Joint’s annual audit on or about March 1 of each year. The Joint will pay any bonus payable to you no later than March 15 of the year after the end of the year for which the bonus is earned, provided that in the event The Joint pays annual bonuses to employees generally at a different time, your payment will also be paid at that time.

Benefits

You will continue to be eligible to participate in the employee fringe benefits programs and plans as may be in effect from time to time that are generally available to similarly-situated Company employees, subject to the terms and eligibility requirements of such programs and plans. Additionally, notwithstanding the provisions of the Employee Handbook, you shall be entitled to four (4) weeks of paid vacation annually. Upon the termination of your employment, you shall be entitled to receive the cash value of any unused vacation.

Amended and Restated 2014 Incentive Stock Plan and Future Long-Term Incentive Plans

You will continue to participate in The Joint Corp. Amended and Restated 2014 Incentive Stock Plan (the “Stock Plan”). Your 2019 grant will be equal to 60% of your base salary, will be granted at the same time that other employees receive their 2019 long-term incentive grants, and will vest in four equal annual installments (provided you remain employed by The Joint on the date of vesting). You also will be eligible to participate in any other long-term incentive plans that The Joint may adopt, subject to the terms and eligibility requirements of any such plans and the discretion of The Joint’s board of directors (or of the committee of the board administering the plan for executive officers and senior management) in making awards under such plans.

“At-Will” Employment/Termination

Nothing in any of the Company's personnel policies will be deemed to constitute a right to employment or to otherwise obligate the Company to employ you. At all times, your employment with the Company is “at-will,” which means that you may resign at any time for any reason and the Company may terminate your employment at any time for any reason or for no reason at all, with or without advance notice (provided that any notice of termination by either party shall be in writing). If your employment is terminated for any reason, this Letter Agreement will terminate automatically, you shall have no further rights or obligations hereunder except for the provisions that expressly survive the termination of this Letter Agreement and the terms and conditions contained in the Confidentiality, Nonsolicitation and Noncompetition Agreement (the “Confidentiality Agreement”) that accompanies this Letter Agreement, and the Company shall have no further obligations to you, other than for payment of your Base Salary through the date of termination to the extent not theretofore paid. Notwithstanding the foregoing, if the Company terminates your employment other than for Cause or Disability (each as defined below) or death, and you enter into a separation agreement including a general release of claims and obligations against the Company and its affiliates in a form and substance acceptable to the Company within fifty-two (52) days after your date of termination, and provided that you have not rescinded such separation agreement within seven (7) days thereafter, then you will be entitled to the following:

(a) a severance payment equal to one hundred percent (100%) of your then-current Base Salary. The severance payment will be payable in installments over a twelve month period, beginning on the next regular payroll payment date in accordance with the Company’s normal payroll practice. To the extent that your severance payment is not subject to Code Section 409A, the Company may, in its sole discretion, elect to make your severance payment in a lump sum in cash within sixty (60) days after your date of termination. If paid in installments, each installment shall be treated as a separate payment for Code Section 409A purposes. To the extent necessary to comply with Code Section 409A, if the severance payment could be made or commence in more than one taxable year depending upon when you execute the release, the payment will be made or commence in the later taxable year.

(b) the right to continue to participate in the Company’s group health insurance program under COBRA continuation coverage during the statutory continuation period following the termination date, the first six months of which shall be paid by the Joint if the termination is not in connection with a Change of Control, and the first three months of which shall be paid by the Joint if the termination is in connection with a Change of Control, and the balance shall be paid by you.

(c) bonus payments that you have earned prior to termination.

For purposes of this Letter Agreement, “Cause” means any one or more of the following: (i) the commission of any crime involving dishonesty, breach of trust or physical harm to any person, (ii) willfully engaging in conduct that is in bad faith or injurious to The Joint or its business (including, for example, fraud or embezzlement), (iii) gross misconduct, whether personal or professional, which could cause harm to the business or reputation of The Joint, (iv) failure to comply with the significant provisions of The Joint’s policies as specified in the Employee Handbook or Code of Ethics, or as otherwise adopted by the board of directors and provided to you, applicable to you and then in effect, or (v) willful and material failure to perform or observe, or gross negligence in the performance of, any of the terms or provisions of this Letter Agreement, including the failure to follow the reasonable written directions of The Joint’s board of directors, and any breach of this agreement or covenants of confidentiality, non-competition, non-solicitation or other covenants you’ve agreed to with The Joint.

For purposes of this Letter Agreement, “Disability” shall mean your inability to perform the essential functions of your job, with or without reasonable accommodation for a period of at least ninety (90) substantially continuous days or for a period of one hundred twenty (120) days in the aggregate during any 12-month period.

Deferred Compensation

This Letter Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).

Notwithstanding anything in this Letter Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of your termination of employment, such amount or benefit will not be payable or distributable to you by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of "separation from service" in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definitions), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by the following paragraph.

If any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Letter Agreement by reason of your separation from service during a period in which you are a “specified employee” (as defined in Section 409A of the Code and applicable regulations), then payment or commencement of such non-exempt amounts or benefits shall be delayed until the earlier of (i) thirty (30) days following your death or (ii) the first day of the seventh month following your separation from service.

The provisions of this Section shall survive the termination of this Letter Agreement.

Confidentiality, Non-Solicitation and Non-Competition Agreement

This Letter Agreement is subject to your entering into the confidentiality, noncompetition and nonsolicitation agreement which has been provided to you with this Letter Agreement (the “Confidentiality Agreement”). The Joint would not enter into this Letter Agreement without your entering into the Confidentiality Agreement.

Assignment

Neither you nor The Joint shall assign, transfer, pledge or encumber any interest in this Letter Agreement or any part thereof without the express written consent of the other party. For the avoidance of doubt, in the event of a Change of Control (as that term is defined by The Joint Corp. Amended and Restated 2014 Incentive Stock Plan, as it may be amended or superseded from time to time) of The Joint, (i) your failure to consent to the assignment of this Agreement upon The Joint’s (or its successor’s) request shall be considered a termination of this Agreement by you; and (ii) The Joint’s (or its successor’s) failure to consent to the assignment of this Agreement upon your request shall be considered a termination of this Agreement by The Joint (or its successor) without Cause (unless The Joint or its successor expressly states that the termination is for Cause, including the reasons therefor).

Dispute Resolution

You acknowledge and agree that it is absolutely critical that this Letter Agreement be implemented in a manner which minimizes the possibility of any material disagreement and/or dispute. Any dispute or disagreement between you and the Company with respect to any term or provision of this Letter Agreement, the subject matter hereof, or the interpretation or enforcement hereof, shall be resolved through confidential good faith negotiation, followed, if necessary, by confidential mediation. All actions brought with respect to this Letter Agreement shall be brought and maintained only in Maricopa County, Arizona (unless otherwise mutually agreed by you and the Company). The Company and you hereby both agree to waive trial by jury in any action, proceeding or counterclaim brought by the Company or you against the other with respect to any matter arising out of or in connection with this Letter Agreement. Should either you or the Company, or any heir, personal representative, successor or permitted assign of either party, resort to legal proceedings to enforce this Letter Agreement, the prevailing party in such legal proceeding shall be awarded, in addition to such other relief as may be granted, attorneys’ fees and costs incurred in connection with such proceeding. For purposes of this Agreement, the term “prevailing” shall mean prevailing on the merits in a final adjudication of a claim brought hereunder, regardless of whether a settlement has been offered and rejected by either party. The provisions of this paragraph shall survive the termination of this Letter Agreement.

Cooperation.

Upon termination of your employment for any reason, other than for Cause, death or Disability, you shall fully cooperate with and assist The Joint in the transition of all significant areas of your responsibility for the conduct of The Joint’s business to the officers and employees of The Joint who have been assigned by The Joint to assume such duties. In this regard, and without limiting your obligation to assist with the transition, you shall within one (1) week of the effective date of your termination, deliver a transition memorandum to The Joint setting forth in reasonable detail, all material open matters with respect to which you have been devoting your attention including the status of such matters, the anticipated timeline for completion of such uncompleted matters, key persons within and outside of The Joint who are involved in such matters and their respective roles, and any other information reasonably necessary or appropriate in order to effect the transition of responsibility for such matters from you to the persons to whom they have been reassigned including copies of pertinent background correspondence and documents in your possession. Following termination of employment, you shall have no further responsibility for the advancement or resolution of any open matters, but shall make yourself reasonably available by telephone or timely email correspondence for up to thirty (30) days following the termination of employment to respond to questions about the facts and circumstances surrounding and applicable to the open matters. Failure to fully comply with this paragraph shall be grounds for withholding post-termination severance payments due to you, but only if you are given written notice that The Joint believes that you are not fully cooperating, which notice states the reasons therefore, and after you are given fifteen (15) days to cure such non-cooperation. If such non-cooperation is ultimately cured, then any post-termination severance payments which may have been withheld shall be promptly resumed including all back payments. The Company shall promptly reimburse you for any reasonable, documented out-of-pocket expenses you incur in connection with your assistance provided in accordance with this paragraph.

General Provisions

The provisions of this Letter Agreement are severable from one another and the invalidity of one part of the Letter Agreement shall not invalidate any other part.

This Letter Agreement shall be deemed to be made in and shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Arizona (without giving effect to the conflict of law principles thereof). Both the Company and you represent and agree that, prior to executing this Letter Agreement, each has had the opportunity to consult with independent counsel concerning the terms of this Letter Agreement. No provision of this Letter Agreement or any related documents shall be construed against, or interpreted to the disadvantage of either of the Company or you by any court or any governmental or judicial authority by reason of either having, or being deemed to have, structured or drafted such provision or any portion of this Letter Agreement.

This Letter Agreement is intended to be the final expression of the Company’s and your agreement with respect to the subject matter hereof, and this is the complete and exclusive statement of the terms of that agreement, notwithstanding any representations, statements or agreements to the contrary made by either. This Letter Agreement supersedes any earlier agreements governing the same subject matter. This Letter Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives. You acknowledge and agree that standard Company policies and procedures applicable to all employees, as amended from time to time, shall govern matters not set forth in this Letter Agreement.

[Signature page follows.]

If the foregoing is acceptable to you, please so indicate by signing a copy of this letter where indicated below and returning it to the undersigned.

Very truly yours,

THE JOINT CORP.

/s/ Matthew E. Rubel
Matthew E. Rubel, Lead Director

Agreed and accepted this 4th day of December, 2018

/s/ Peter Holt
Peter Holt